Sub-Item 77C

DREYFUS CASH MANAGEMENT

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

            A Special Meeting of Shareholders of Dreyfus Cash Management (the “Fund”) was held on November 16, 2009.  Out of a total of 36,899,718,396.134 shares (“Shares”) entitled to vote at the Meeting, a total of 5,198,346,863.815 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to December 28, 2009, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           4,482,490,755.885        626,937,491.350        88,918,616.580

Fund’s policy regarding

borrowing

2. To approve the Fund’s               4,456,112,716.465        653,249,104.650        88,985,042.700

policy regarding lending

3. To permit investment in             4,671,021,373.835        516,547,304.760        10,778,185.220

additional money market

instruments

4. To permit investment in             4,427,725,753.325        629,049,053.550        141,572,056.940

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF

A Special Meeting of Shareholders of Dreyfus Cash Management (the “Fund”) was held on December 28, 2009.  Out of a total of 36,899,718,396.134 shares (“Shares”) entitled to vote at the Meeting, a total of 13,352,689,980.295 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 12, 2010, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           11,815,465,786.635        978,530,666.890        558,693,526.770

Fund’s policy regarding

borrowing

2. To approve the Fund’s               11,628,885,671.515        1,164,765,506.940        559,038,801.840

policy regarding lending

3. To permit investment in             12,102,519,493.035        769,937,891.170           480,232,596.090

additional money market

instruments

4. To permit investment in             11,652,813,930.045        1,070,082,594.910        629,793,455.340

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF